EXHIBIT 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on February 13, 2008 (the “Effective Date”), by and between Jeffrey A. Mayer, an individual (“Executive”) and MxEnergy Holdings Inc., a Delaware corporation (the “Company”).  Terms within this Agreement that begin with initial capital letters shall have the meaning specially set forth herein, unless the context clearly demonstrates a different meaning (see Section 7 of this Agreement for the definition of several terms).  The Executive recognizes and agrees that the Company’s commitments set forth herein provide full and adequate consideration for any modifications of the Executive’s rights existing prior to the Effective Date of this Agreement, including, but not limited to, the modifications set forth in Sections 5 and 6 of this Agreement.

1.     Employment.

(a)   Officer.  Executive will serve as President and Chief Executive Officer of the Company for the Employment Term specified in Section 2 below.  Executive will report to the Board of Directors (the “Board”), and will render such services consistent with the foregoing role.  The parties anticipate that such services will include (but not be limited to) participating in the Company’s efforts to consummate an initial public offering of its Common Stock.  Executive’s office shall be located at the Company’s headquarters in Stamford, Connecticut.

(b)   Director.  During the Employment Term (as defined below), the Company shall use its best efforts to ensure that Executive continues to serve as a member of the Board.

2.     Term.  Company’s employment of Executive pursuant to this Agreement shall be for an initial term of four (4) years (the “Employment Term”), beginning on Effective Date and ending on the fourth annual anniversary of the Effective Date or such earlier date on which Executive’s employment terminates in accordance with Section 6 of this Agreement.  Upon the fourth annual anniversary of the Effective Date and each anniversary thereof (collectively, the “Expiration Date”), this Agreement shall automatically renew for a one-year term unless (a) the Agreement has been earlier terminated under Section 6 or (b) either party gives written notice not less than 180 days prior to the expiration of any such term that the Agreement will not be extended.  Upon termination of the then applicable Employment Term for any reason, Executive shall promptly resign from all positions held with the Company.

3.     Salary.  The Company shall pay Executive base salary at an annual rate of $566,500, which base salary may be increased from time to time by the Company, in its discretion (“Base Salary”).  Executive’s Base Salary shall be paid in conformity with the Company’s salary payment practices generally applicable to similarly situated Company executives.

4.     Bonus.  Executive shall be entitled to participate in the Company’s executive bonus program.  Executive’s annual target bonus (the “Target Bonus”) shall be 100% of Base Salary, of which (a) 75% shall be payable based on achievement of Company and/or individual objectives specified by the Compensation Committee (the “Compensation Committee”) of the Board, and (b)

25% may be awarded solely at the discretion of the Compensation Committee.  In addition, the Compensation Committee may, in its sole discretion, award the Executive an additional bonus of up to 20% of Base Salary for extraordinary performance by the Executive in connection with a significant business event affecting the Company, such as an initial public offering or a Change in Control; provided, however, that absent special circumstances the maximum actual bonus will not exceed 120% of Base Salary.

5.     Executive Benefits.

(a)   Repurchase of Common Stock.  In the event that Executive’s employment terminates for any reason, the Company shall have the right (or obligation) to purchase all of the shares of Common Stock that the Executive owns, whether acquired before or after the Effective Date of this Agreement, subject to the terms and conditions set forth herein.

(i)   If Executive’s employment is terminated for any reason during the Employment Term, the Company shall have the initial right to purchase all (but not less than all) of the Common Stock owned by the Executive (“Call Option”).  The Company shall have the right to exercise the Call Option by giving written notice to Executive within sixty (60) days after the date of termination, which shall set forth the fair market value of the shares being purchased as determined in the good faith of the Board (“Call Notice”).  In the event that the Company fails to exercise the Call Option on a timely basis, its rights under this Section 5(a)(i) shall automatically terminate.  If the Call Notice is delivered on a timely basis and the Executive agrees with the valuation set forth in the Call Notice, he shall provide a written acceptance to the Company within fifteen (15) days from the date of the Call Notice, and the repurchase of the shares shall occur within fifteen (15) days from the date of acceptance.  If, however, the Call Notice is delivered on a timely basis and the Executive disagrees with the valuation set forth therein, the repurchase price for the shares shall be determined in accordance with Section 5(a)(iii) below.

(ii)   If Executive’s employment is involuntarily terminated for any reason (including a Constructive Termination) during the Employment Term, but the Company does not exercise the Call Option on a timely basis, the Executive shall have the right to cause the Company to repurchase all (but not less than all) of the Common Stock owned by the Executive (“Put Option”).  Notwithstanding the foregoing, the Executive shall not have the right to exercise the Put Option in the event of a Termination for Business Reasons.  The Put Option shall become exercisable upon the expiration of the Call Option.  The Executive shall have the right to exercise the Put Option by giving written notice to the Company within sixty (60) days after the expiration of the Call Option, which shall set forth the fair market value of the shares being sold to the Company as determined in good faith by the Executive (“Put Notice”).  If the Executive fails to exercise the Put Option on a timely basis, his rights under this Section 5(a)(ii) shall automatically terminate.  If the Put Notice is delivered on a timely basis and the Company agrees with the valuation set forth in the Put Notice, it shall provide a written acceptance to the Executive within fifteen (15) days from the date of the Put Notice, and the repurchase of the shares shall occur within fifteen (15) days from the date of acceptance.  If, however, the Put Notice is delivered on a timely basis and the Company disagrees with the valuation set forth therein, the repurchase price for the shares shall be determined in accordance with Section 5(a)(iii) below.

(iii)   In the event that Executive’s employment terminates for any reason, the Company shall have the right to repurchase, or, in the case of an involuntary termination, the Executive shall have the right to cause the Company to repurchase, all or part of the shares of Common Stock that the Executive owns. The repurchase price shall equal the fair market value of the shares, as established by the Board in its discretion, being repurchased.  If the Executive does not agree with the Board’s determination of the fair market value of those shares, then the Executive and the Company shall mutually select a neutral independent valuation firm that will establish the fair market value of the shares being repurchased, and that firm’s determination of fair market value will be binding on all parties.  If the Executive and the Company do not agree on a neutral independent valuation firm, each of the Executive and the Company shall appoint their own independent representative; and such independent representatives shall select the neutral independent valuation firm.  The Company shall pay all fees related to the expense associated with such valuation.

(iv)   If (A) the Company repurchases the Common Stock held by the Executive pursuant to Section 5(a)(i) or 5(a)(ii) above, (B) the Company enters into an agreement to effect a Change in Control within six (6) months following the date of such repurchase, and (C) the per share consideration to be received by the holders of Common Stock in connection with the Change of Control is greater than the per share consideration received by the Executive for his Common Stock hereunder, then the Company shall be obligated to pay additional consideration to Executive in an amount equal to the difference (“Additional Consideration”).  Any Additional Consideration payable hereunder shall be paid by the Company in cash within five (5) business days following the consummation of the Change of Control transaction.  To the extent the consideration received by holders of Common Stock in connection with the Change of Control is in the form of securities, the value of such consideration will be based on the market value upon the closing of the Change of Control, or if no market exists, it will be based on the good faith determination of the Board.

(v)   Notwithstanding the foregoing, the rights under this Section 5(a) shall automatically terminate upon an initial public offering of the Common Stock of the Company.

(b)   Other Employee and Executive Benefits.  Executive shall be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally from time to time, including health, life insurance and disability, and all other benefits provided to the Company’s senior executives generally, in each case so long as and to the extent the same exist; provided, that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans.  Notwithstanding the preceding sentence, Executive’s right to receive severance payments and benefits shall be only as provided in Section 6 hereof.

(c)   Vacation, Sick Leave, Holidays and Sabbatical.  Executive shall be entitled to paid time off (“PTO”), sick leave, and holidays in accordance with the policies of the Company, as they exist from time to time, for senior executives.  PTO not used during any calendar year will not roll over to the following year.

6.     Severance Benefits.

(a)   At Will Employment.  Executive’s employment shall be “at will.”  Either the Company or Executive may terminate this agreement and Executive’s employment at any time, with or without Business Reasons, in its or his sole discretion, upon at least sixty (60) days’ prior written notice of termination.

(b)   Involuntary Termination Without Business Reasons or Constructive Termination.  If at any time during the then applicable Employment Term (other than following a Change in Control to which Section 6(c) applies) the Company terminates the employment of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, then subject to Section 6(h) below and Executive signing a general release of claims against the Company and its successors and such release becoming irrevocable within sixty (60) days of the Executive’s Termination Date, Executive shall be entitled to receive the following:

(i)    Base Salary, PTO, and any earned and unpaid Target Bonus accrued through the Termination Date, and any expense reimbursements and other benefits due to the Executive under any Company-provided plans, policies and arrangements, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs;

(ii)   a lump sum payment, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs, equal to the greater of (A) Base Salary for a period of twelve months following the Termination Date, or (B) Base Salary for the remainder of the then-current Employment Term;

(iii)  a lump sum payment, calculated using the Base Salary and Target Bonus percentage effective on the Termination Date, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs, equal to (A) one hundred percent (100%) of the Target Bonus for the fiscal year in which the Termination Date occurs, (B) one hundred percent (100%) of the Target Bonus for any full fiscal year remaining during the then applicable Employment Term, and (C) a pro rata portion of one hundred percent (100%) of the Target Bonus being paid for the final fiscal year that begins during the then applicable Employment Term (such pro rata amount will be based on the ratio of the number of full months of the then applicable Employment Term that fall within such final fiscal year, to 12); and

(iv)  subject to Section 5(a) which shall be applicable to any shares purchased through Executive’s exercise of stock options, one hundred percent (100%) of the Executive’s unvested stock options, restricted stock, and other equity awards shall become fully vested, whether such stock options, restricted stock, and other equity awards were acquired before or after the Effective Date of this Agreement, all of the Executive’s unvested stock options and other equity awards shall become fully vested, and all stock options that are vested and outstanding (but unexercised) on the Termination Date shall be cancelled in consideration of the Company’s payment to the Executive, as soon as practicable after the Termination Date, of an amount equal to the product of the following:

(A)                           the excess, if any, of (1) the per share fair market value, as determined pursuant to Section 5(a) above, of the shares underlying the cancelled stock options, over (2) the exercise price per share of the Company Common Stock subject to such option, multiplied by

(B)                             the number of shares of Company Common Stock that are subject to the stock options being cancelled); and

(v)           all of the Executive’s benefits under Section 5(b) above will continue for the duration of the Restricted Term, as that term is defined in Section 11(a) below.

Notwithstanding the foregoing, if the Executive’s Termination Date occurs after October 31st of any calendar year, then no payment conditioned on such release shall be made until January 2nd  of the calendar year following the calendar year of termination, even if the release is signed and any applicable revocation period concludes earlier.

Notwithstanding anything to the contrary in this Section 6(b), if Executive violates the provisions set forth in Section 11, Executive no longer shall be entitled to receive any consideration otherwise paid pursuant to this section, and any unexercised stock options, whether vested or unvested, will be cancelled.

(c)   Change in Control.  If there is a Change in Control during the then applicable Employment Term, and either a Constructive Termination occurs or the Company terminates the Executive’s employment without Business Reasons prior to the then applicable Expiration Date (or if later, within a one-year period following the Change in Control) then subject to Section 6(h) below and Executive signing a general release of claims against the Company and its successors and such release becoming irrevocable within sixty (60) days of the Executive’s Termination Date, Executive shall be entitled to receive the following:

(i)    Base Salary, PTO, and any earned and unpaid Target Bonus accrued through the Termination Date, and any expense reimbursements and other benefits due to the Executive under any Company-provided plans, policies, and arrangements, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs;

(ii)   a lump sum payment, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs, equal to the greater of (A) two (2) times Base Salary or (B) the Base Salary for the remainder of the then-current applicable Employment Term; provided, however, in no event shall such lump sum amount payable pursuant to this Section 6(c)(ii) be less than the amount to which Executive would otherwise be entitled to pursuant to Section 6(b)(ii);

(iii)  a lump sum payment, calculated using the Base Salary and Target Bonus percentage effective on the Termination Date, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs, equal to the greater of (A) two hundred percent (200%) of the Target Bonus for the fiscal year in which the termination occurs, or (B) one hundred percent (100%) of the Target Bonus for the fiscal year in which the termination occurs times the number of years for the remainder of the then-current applicable Employment Term (rounded to the nearest tenth); provided, however, in no event shall such lump sum amount payable pursuant to this Section 6(c)(iii) shall be less than the amount to which Executive would otherwise be entitled to pursuant to Section 6(b)(iii); and

(iv)  subject to Section 5(a) which shall be applicable to any shares purchased through Executive’s exercise of stock options, all of the Executive’s unvested stock options, restricted stock, and other equity awards shall become fully vested, whether such stock options, restricted stock, or other equity were acquired before or after the Effective Date of this Agreement.

Notwithstanding the foregoing, if the Executive’s Termination Date occurs after October 31st of any calendar year, then no payment conditioned on such release shall be made until January 2nd  of the calendar year following the calendar year of termination, even if the release is signed and any applicable revocation period concludes earlier.

(d)   Termination for Disability.  If at any time during the applicable Employment Term Executive becomes unable to perform his duties as an employee as a result a Disability, which gives rise to termination of employment for Disability, then (i) Executive shall be entitled to receive payments and benefits in accordance with the Disability policies of the Company, as they exist from time to time, for senior executives and (ii) Executive’s outstanding stock options, restricted stock, and other equity arrangements shall expire in accordance with the terms of the applicable award agreement(s); provided, however, that Executive will be entitled to the “in the money” value of all vested options as calculated under Section 6(b)(iv) above.  The payments and benefits contemplated under clause (i) above shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs and shall include, without limitation, the following:  (v) any accrued and unpaid salary, (w) any accrued and unpaid Target Bonus for a prior fiscal year, (x) a pro-rata portion of any Target Bonus that Executive would have otherwise earned during the fiscal year in which his Disability occurs, (y) any accrued and unpaid PTO, and (z) any expense reimbursements.

(e)   Voluntary Termination or Involuntary Termination for Business Reasons.  If (i) Executive voluntarily terminates his employment (other than in the case of a Constructive Termination), or (ii) Executive is terminated involuntarily for Business Reasons, then in any such event (A) all further vesting of Executive’s stock options, restricted stock, and other equity arrangements will cease immediately and such awards will expire in accordance with the terms of the applicable award agreement(s), (B) all payments of compensation by the Company to Executive hereunder will terminate immediately, (C) Executive will be paid all accrued but unpaid PTO, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements, and (D) Executive will be paid all accrued and unpaid salary, all accrued and unpaid Target Bonus for a prior fiscal year, and a pro-rata portion of any Target Bonus that Executive would have otherwise earned during the fiscal year in which his termination occurs hereunder.

(f)    Termination Upon Death.  If Executive’s employment is terminated because of death, then (i) Executive’s representatives shall be entitled to receive payments and benefits in accordance with the Company’s then applicable plans, policies, and arrangements and (ii) Executive’s outstanding stock options, restricted stock, and other equity arrangements shall expire in accordance with the terms of the applicable award agreement(s); provided, however, that Executive will be entitled to the “in the money” value of all vested options as calculated under Section 6(b)(iv) above.  The payments and benefits contemplated under clause (i) above shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs and shall include, without limitation, the following:  (v) any accrued and unpaid salary, (w) any accrued and unpaid Target Bonus for a prior fiscal year, (x) a pro-rata portion of any Target Bonus that Executive would have otherwise earned during the fiscal year in which his death occurs, (y) any accrued and unpaid PTO, and (z) any expense reimbursements.

(g)   Exclusivity.  The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Executive’s employment.  Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b), (c), (d), (e) or (f) of this Section 6, whichever shall be applicable and those benefits required to be provided by law.

(h)   409A Compliance.  Notwithstanding anything in this Section 6 to the contrary, if the Company determines in good faith that any payment or benefit to the Executive under this Section 6 constitutes “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) payment of such amounts shall not commence until the Executive incurs a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).  If, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning of Section 409A of the Code , any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of Executive’s “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month after the Executive’s “separation from service”(the “409A Suspension Period”).  Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive a lump sum payment in cash equal to any payments delayed because of the preceding sentence, (including interest on any such payments, at an interest rate of not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period).  Thereafter, the Executive shall receive any remaining payments and benefits due under this Section 6 in accordance with the terms of this Section (as if there had not been any delay).

(i)    Code Section 280G.

(i)    Notwithstanding any provision of this Agreement to the contrary, if Executive becomes entitled to payment and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that the Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in a change of ownership or effective control of the Company, and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, the payments and/or benefits provided to the Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive (the “280G Reduction”) to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”).  Notwithstanding the foregoing, the 280G Reduction will be made only if, by reason of that reduction, the Executive’s “net after tax benefit” (as defined below) exceeds the net after tax benefit he would realize if the 280G Reduction were not made.  To the extent that the 280G Reduction is not applicable because Executive’s net after tax benefit is greater than the net after tax benefit that he would receive if the 280G Reduction were made, then the Company will pay to the Executive the “Gross-Up Payment” as set forth below in Section 6(i)(iii).

(ii)   For purposes of this Section 6(i), “net after tax benefit” means the sum of (a) the total amount received or realized by Executive pursuant to this Agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (b) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates or that are otherwise within the scope of payments and/or benefits provided for in sub-clause (i) above that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (c) the amount of federal, state, local and social security taxes payable with respect to the payments or benefits described in (a) and (b) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (d) the amount of excise taxes imposed with respect to the payments or benefits described in (a) and (b) above by Section 4999 of the Code and any corresponding and applicable state law provision.

(iii)  As provided above, in the event that (a) Executive’s net after tax benefit without the 280G Reduction is greater than the net after tax benefit that he would receive if the 280G Reduction were made, and (b) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (a “Payment”) would be subject to the Excise Tax, then the Company will pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, both any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to seventy-five percent (75%) of the Excise Tax imposed upon the Payments.

A.    Subject to the provisions of this Section 6(i), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting firm selected by the Company or the Board, in its sole and absolute discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, if applicable, as determined pursuant to this Section 6(i), shall be paid by the Company to the Executive within thirty (30) days of the receipt of the Accounting Firm’s determination.  All determinations made by the Accounting Firm shall be based on detailed supporting calculations provided both to the Company and Executive at such time as is requested by either party.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  In the event that the Company exhausts its remedies pursuant to Section 6(i)(iii)(B) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (as defined below) that has occurred and the Company’s pro rata portion of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.   In no event shall the Gross-Up Payment be made later than the end of the service provider’s taxable year next following the service provider’s taxable year in which the related taxes are remitted to the taxing authority.

B.    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require an additional Payment or Payments, as the case may be, which have not been made by the Company, but could have been made pursuant to this Section 6(i) (the “Underpayment”).  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claims, the Executive shall:

(i)    give the Company any information reasonably requested by the Company relating to such claim,

(ii)   take such action in connection with contesting such claim as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for seventy-five percent (75%) of any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  In no event shall the payment of any Excise Tax or income tax (including interest and penalties with respect thereto) be made later than the end of the service provider’s taxable year next following the service provider’s taxable year in which the related taxes are remitted to the taxing authority.  Without limitation on the foregoing provisions of this Section 6(i)(iii)(B), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and subject to the Company covering all out of pocket expenses incurred in such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive that represents the Company’s pro rata share of any payment, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from the Company’s pro rata share of any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues and/or claims that are materially related to the imposition of any Excise Tax or with respect to which a Gross-Up Payment would be otherwise payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  The Company and the Executive shall promptly deliver to each other copies of any written communications and summaries of any verbal communications with any taxing authority regarding the matters addressed herein.

C.    If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(i)(iii)(B), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(i)(iii)(B) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(i)(iii)(B), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.     Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)   Business Reasons.  “Business Reasons” means (i) gross negligence, willful misconduct or other willful malfeasance by Executive in the performance of his duties, (ii) Executive’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony, (iii) any act by the Executive involving fraud or misrepresentation with respect to his duties for the Company or its affiliates, which has resulted or likely will result in material damage to the Company or its affiliates, (iv) any act by the Executive constituting a failure to follow the directions of the either the CEO or the Board, provided that, the Board provides written notice of such failure to the Executive and the failure continues for fifteen (15) days after the Executive’s receipt of such notice, or (v) Executive’s material breach of this Agreement, including without limitation any breach of Sections 8 through 11 hereof, provided that, in the case of any such breach or such behavior covered by subclause (i), and the affirmative vote of not less than two-thirds of the entire membership of the Board to take such action following a meeting in which the Executive and his counsel are provided an opportunity to be heard by the Board on this issue, the Board provides written notice of such breach or action to the Executive, specifically identifying the manner in which the Board believes that Executive has breached this Agreement or acted in accordance with subclause (i), and Executive shall have the opportunity to cure such breach or action to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice, unless such breach or action is incapable of cure.  For purpose of this paragraph, no act or failure to act by Executive shall be considered “willful” if such act or failure to act was in good faith and with the reasonable belief that the act or omission was in the best interests of the Company, or occurred at the direction of the Board.

(b)   Disability.  “Disability” shall mean that Executive has been unable to perform his duties as an employee as the result of his incapacity due to physical or mental illness for a continuous period of not less than one month or a cumulative period of not less than eight weeks within any 12-month period, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company’s insurers.  Termination resulting from Disability may only be effected after at least sixty (60) days written notice by the Company informing Executive of its intention to terminate Executive’s employment and the date upon which such termination shall occur.  In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate automatically shall be deemed to have been revoked.

(c)   Termination Date.  “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 7(b); (iii) if this Agreement is terminated by the Company, the date on which such termination occurs as set forth in a notice of termination given to Executive by the Company in accordance with Sections 6(a) and 12(a); (iv) if the Agreement is terminated by Executive, the date indicated in a notice of termination given to the Company by Executive in accordance with Sections 6(a) and 12(a); or (v) if this Agreement expires by its terms, then the last day of the term of this Agreement.

(d)   Constructive Termination.  A “Constructive Termination” shall be deemed to occur if (1) Executive gives the Company written notice of the existence of one of the events arising without Executive’s consent listed in clauses (i) through (v), below within thirty (30) days of the initial existence of such event; (2) the Company has failed to cure such event within thirty (30) days following the date such notice is given; and (3) Executive elects to voluntarily terminate employment within the ninety (90) day period immediately following such event. The events include: (i) a material reduction in Executive’s authority, duties, and responsibilities , (ii) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of the Company’s Stamford offices, (iii) there is a material reduction in Executive’s Base Salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company, (iv) any material breach by the Company of Section 12(c)(i) of this Agreement, provided, that a Constructive Termination will not be deemed to have occurred if, within sixty (60) days of a Change of Control, the Executive is offered an employment contract by the new owner of the Company which is at least as economically favorable to the Executive as this Agreement, or (v) there occurs any other material breach of this Agreement by the Company, and, in addition to notifying the Company of the existence of such breach as described above in this paragraph, a written demand for substantial performance is delivered to the Company by Executive which specifically identifies the manner in which Executive believes that the Company has materially breached this Agreement.

(e)   Change in Control.  “Change in Control” shall have the same meaning as in Treas. Reg. §§ 1.409A-3(i)(5)(vi) and 1.409A-3(i)(5)(vii), except that for purposes of Treas. Reg. § 1.409A-3(i)(5)(vi)(1), the phrase “30 percent” shall be replaced with “50 percent”.

8.     Confidential Information.

(a)   Executive acknowledges that the Confidential Information relating to the business of the Company and its subsidiaries which Executive has obtained or will obtain during the course of his association with the Company and subsidiaries and his performance under this Agreement are the property of the Company and its subsidiaries.  Executive agrees that Executive will not disclose or use at any time, either during or after the Employment period, any Confidential Information without the written consent of the Board of Directors of the Company, other than proper disclosure or use in the performance of his duties hereunder.  Executive agrees to deliver to the Company at the end of the then applicable Employment Term, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control.  If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed.  Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)   “Confidential Information” shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to:  pricing models; products or services; fees, costs and pricing structure;

designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form.  Confidential Information shall not include any information which (i) was rightfully known by Executive prior to the Employment Term; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Executive or (iv) has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

9.     Intellectual Property.  In the event that Executive, as a part of Executive’s activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively “Developments and Information”), Executive acknowledges that all Developments and Information are “work for hire” and the exclusive property of the Company.  Executive hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information.  Executive shall cooperate with the Company’s Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information.  Executive shall execute and file any document related to any Developments and Information requested by the Company’s Board of Directors including applications, powers of attorney, assignments or other instruments which the Company’s Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company’s nominees, successors or assigns.

10.   No Conflicts.

(a)   Executive agrees that in his individual capacity he will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Board.

(b)   As long as Executive is employed by the Company or any of its subsidiaries, Executive agrees that Executive will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, any for-profit business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.

11.   Non-Competition Agreement.

(a)   Executive acknowledges that Executive services are of a special, unique and extraordinary value to the Company and that Executive has access to the Company’s trade secrets, Confidential Information and strategic plans of the most valuable nature and develops goodwill on behalf of the Company.  Accordingly, Executive agrees that during the Restricted Term (as defined below), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render strategic, executive managerial sales, marketing, investment, financial, or other non-administrative services for, or in any manner engage in any business Competing (as defined below) with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process of development on the Termination Date (as evidenced by written proposals, market research or similar materials).  A business is a Competing business if it engages in the deregulated retail marketing of natural gas or electricity in markets in which the Company has operated at any time during the two-year period ending on the Termination Date, and shall not include any regulated businesses.  Nothing herein shall prohibit Executive from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.  For purposes of this Agreement, the “Restricted Term” shall be the remainder of the then current Employment Term.

(b)   In addition, during the Restricted Term, Executive shall not (i) directly or indirectly induce or attempt to induce any employee of the Company or any subsidiary (other than his own assistant) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any subsidiary at any time during the then preceding 12 months (unless such employee contacts the Executive on an unsolicited basis), (iii) directly or indirectly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary, or (iv) disparage the Company, its executive officers, or its directors.

(c)   If any court or tribunal of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court or tribunal against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court or tribunal to be enforceable.

(d)   Because Executive’s services are unique and because Executive has access to Confidential Information and strategic plans of the Company of the most valuable nature and will help the Company develop goodwill, the parties agree that the covenants contained in this Section 11 are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law.  The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.  The parties further agree that in the event the Company is granted any such injunctive or other relief, the Company shall not be required to post any bond or security that may otherwise normally be associated with such relief.

12.   Miscellaneous Provisions.

(a)   Notice.  Notices and all other communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid.  In the case of Executive, notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b)   Notice of Termination.  Any termination by the Company or Executive shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof.  Such notice shall indicate the specific termination provision in this Agreement relied upon.

(c)   Successors.

(i)    Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.

(ii)   Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(iii)  No Other Assignment of Benefits.  Except as provided in this Section 12(c), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) shall be void.

(d)   Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)   Entire Agreement.  This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.

(f)    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)   Arbitration.  Except for injunctive or other equitable relief in aid of arbitration, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Stamford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  All attorneys fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AS THEY APPLY TO CONTRACTS ENTERED INTO AND WHOLLY TO BE PERFORMED WITHIN SUCH STATE BY RESIDENTS THEREOF.

(h)   Withholding of Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(i)    Indemnification.  Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.  Indemnification shall not be awarded for any conduct that is found to be breach by a Court or tribunal of competent jurisdiction to violate this agreement.

(j)    Compliance with Company Policies.  During the Employment Term, Executive will comply with all Company policies generally applicable to the Company’s employees and senior executives.

(k)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)    Non-Disclosure.  Unless required by law or to enforce this Agreement, the parties hereto shall not disclose the existence of this Agreement or the underlying terms to any third party, other than their representatives who have a need to know such matters.

(m)  Legal Fees.  The Company shall pay the reasonable legal fees incurred by the Executive in connection with the negotiation of this Agreement in an amount not to exceed $30,000.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

MXenergy Holdings Inc.

By:	/s/ Daniel Bergstein
Name: Daniel Bergstein
Title: Chairman, Compensation Committee

EXECUTIVE

/s/ Jeffrey A. Mayer
Jeffrey A. Mayer
President and Chief Executive Officer